Exhibit 5.1

December 16, 2004

Board of Directors
W Holding Company, Inc.
19 West McKinley Street
Mayaguez, Puerto Rico 00680

Dear Ladies and Gentlemen:

     We are acting as counsel to W Holding Company, Inc., a corporation formed under the laws of the Commonwealth of Puerto Rico (the “Company”), in connection with its registration statement on Form S-3 (“Registration Statement”), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $25,640,000 in aggregate amount of one or more series of the Company’s preferred stock, par value $1.00 per share (the “Preferred Stock”), all of which Preferred Stock is to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Board of Directors
W Holding Company, Inc.
December 16, 2004

4.	Resolutions of the Board of Directors of the Company adopted on February 23, 2003 and November 19, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Preferred Stock and arrangements in connection therewith.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Puerto Rico General Corporation Law of 1995, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Puerto Rico General Corporation Law of 1995, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Constitution of the Commonwealth of Puerto Rico and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) final action of the Board of Directors authorizing and establishing a series of Preferred Stock, in accordance with the terms of the Certificate of Incorporation, the Bylaws and applicable law, (iii) final action of the Board of Directors authorizing issuance of the Preferred Stock, (iv) filing with the Department of State of Puerto Rico of an appropriate Certificate of Corporate Resolution with respect to such Preferred Stock, and (v) receipt by the Company of the consideration for the Preferred Stock specified in the resolutions of the Board of Directors, the Preferred Stock will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Directors
W Holding Company, Inc.
December 16, 2004

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,
/s/ HOGAN & HARTSON L.L.P.